FOR IMMEDIATE RELEASE

Contact:               Donald H. Wilson
Chairman, President and Chief Executive Officer
(630) 545-0900

COMMUNITY FINANCIAL SHARES, INC.
ANNOUNCES TERMINATION OF
REGULATORY CONSENT ORDER

January 15, 2014, Glen Ellyn, Illinois — Community Financial Shares, Inc. (the “Company”) (OTCQB: CFIS), the parent company of Community Bank-Wheaton/Glen Ellyn, announced today that it has received notification from the Federal Deposit Insurance Corporation (the “FDIC”) and the Division of Banking of the Illinois Department of Financial and Professional Regulation (the “Division of Banking”) that the Consent Order issued to the Bank by the FDIC and Division of Banking on January 21, 2011 was terminated effective January 10, 2014.

“The Bank’s release from the regulatory Consent Order is a significant milestone in the rejuvenation of Community Bank,” said Donald H. Wilson, the Chairman, President and Chief Executive Officer of the Company and the Bank.  “Since the addition of significant new capital over the last year, the entire team, at all levels, has been working very hard to achieve this result and we are pleased the regulators have recognized the progress achieved.  We have enjoyed strong support from our customers, shareholders, staff and the local community over the years and that continuing support has been vital to the Bank’s turnaround.  As we implement our strategic plan over the coming year, we look forward to helping even more individuals and businesses to Strengthen Your Financial Future TM.”

About Community Financial Shares, Inc.

Community Financial Shares, Inc. is a bank holding company, headquartered in Glen Ellyn, Illinois, whose wholly-owned subsidiary, Community Bank-Wheaton/Glen Ellyn, is a state-chartered commercial bank insured by the FDIC.  The Bank provides banking services common to the industry, including but not limited to, demand, savings and time deposits, loans, mortgage loan origination for investors, cash management, electronic banking services, internet banking services including bill payment, Community Investment Center services, and debit cards.  The Company’s common stock is quoted on the OTCQB under the symbol “CFIS.”  More information can be obtained by visiting the Company’s web site at www.cbwge.com (which is not a part of this press release).